CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco Exchange-Traded Self-Indexed Fund Trust of our report dated October 25, 2019, relating to the financial statements and financial highlights, which appears in each Fund’s (as listed in Appendix A) Annual Report on Form N-CSR for the period ended August 31, 2019. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

October 25, 2019

Appendix A

Fund Name

Invesco ESG Revenue ETF

Invesco Russell 1000 Dynamic Multifactor ETF

Invesco Russell 2000 Dynamic Multifactor ETF

2